Exhibit 99.1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. The terms “MBI”, the “Company”, “our”, or “we” refer to Moleculin Biotech, Inc. and, unless the context otherwise requires, its predecessors.

Overview

We are a clinical-stage pharmaceutical company organized as a Delaware corporation in July 2015 to focus on the development of anti-cancer drug candidates, all of which are based on license agreements with The University of Texas System on behalf of the M.D. Anderson Cancer Center, which we refer to as MD Anderson. We have three core drug technologies: a uniquely designed anthracycline (Annamycin), a portfolio of STAT3 inhibitors (WP1066 Portfolio) and a collection of inhibitors of glycolysis (WP1122 Portfolio). Our clinical stage drugs are Annamycin, an anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML, and WP1066, an immuno-stimulating STAT3 inhibitor targeting brain tumors, pancreatic cancer and AML. We are also engaged in preclinical development of additional drug candidates, including additional STAT3 inhibitors and compounds targeting the metabolism of tumors.

We currently have six drug candidates representing three substantially different approaches to treating cancer. Liposomal Annamycin, which we refer to as Annamycin, is a chemotherapy designed to inhibit the replication of DNA of rapidly dividing cells. WP1122 is an inhibitor of glycolysis intended to cut of the fuel supply of tumor cells, which are often overly dependent on glycolysis as compared to healthy cells. And, finally, WP1066 and WP1220, have shown capability, in in vivo testing, of altering the cell signaling associated with tumors.

We submitted in October 2017 a request for Clinical Trial Authorization ("CTA") in Poland which, will enable a Phase I/II clinical trial to study Annamycin for the treatment of relapsed or refractory AML in Poland. This will be in addition to the previously announced allowance of our IND in the United States. In December 2017, the Ethics Committee in Poland approved our Phase I/II clinical trial of Annamycin. On June 20, 2018, we announced approval from the Polish National Office to permit the start of clinical trials in Poland.

Recent Business Developments

Below are recent business developments.

New Data to be Presented at Neuro-Oncology Annual Scientific Meeting

On October 10, 2018, we announced that new data relating to our molecule WP1122 will be presented at the upcoming Society for Neuro-Oncology Annual Scientific Meeting. We believe that we have discovered new data during our IND-enabling research with animals that appears to confirm a beneficial metabolism of WP1122 and significant organ accumulation of the inhibitor of glycolysis in the brain and also in the pancreas. We believe this is significant because both brain and pancreatic tumors are highly dependent upon glucose for survival and WP1122 appears to have the ability to inhibit glycolysis, the primary process by which these tumors convert glucose into energy. We are planning to prepare WP1122 for Investigational New Drug (IND) status.

Brain Cancer Drug Candidate Begins Patient Dosing at Clinical Trial Being Conducted at MD Anderson

On September 13, 2018, we announced that our small molecule lead drug candidate, WP1066, which is designed to block a critical target for tumors and cross the blood brain barrier, began its first brain cancer patient dosing in a physician sponsored Phase 1 clinical trial at MD Anderson Cancer Center. The compound has been shown in animal models to both inhibit the activated form of an important cell signaling protein, STAT3, that is linked to cell survival, proliferation and other processes critical to tumor development, while also stimulating a beneficial immune response. The first glioblastoma patient has received the initial doses of WP1066, which were, apparently, well tolerated, in this physician-sponsored IND (investigational new drug) study at MD Anderson Cancer Center.

Other Updates on Clinical Trials for Annamycin

We continue to recruit sites in the US and Poland. In the US, enrollment is open and patients have been treated with Annamycin. In Poland, while the clinical trial and the first site was approved in June 2018, we continue to work towards final approval by two different authorities in Europe and in Poland necessary to ship Annamycin drug product to Poland. Such approval is not necessary for use of Annamycin drug product in the US and we have Annamycin drug product ready and available in the US to treat potential patients. We expect to obtain the necessary approvals, ship Annamycin drug product and treat patients in Poland by the end of the first quarter of 2019. Due to this issue, we currently estimate that our recommended phase 2 dose will not be obtained until 2019. We can provide no assurance that we will obtain the necessary approvals to ship drug product or that additional sites, recruitment or treatments will occur in the near term or on a timely basis, if at all.

Our principal executive offices are located at 5300 Memorial, Suite 950, Houston, Texas 77007. Our telephone number is (713) 300-5160. Our website address is www.moleculin.com. The information on or accessible through our website is not part of this prospectus.

Equity Offering

On October 4, 2018, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on October 4, 2018, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus, which we refer to in this prospectus as the Commencement. Thereafter, we may, from time to time and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares, which amounts may be increased to up to 250,000 shares depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single purchase, which we refer to in this prospectus as “regular purchases”. In addition, at our discretion, Lincoln Park has committed to purchase up to $1,000,000 on the first Business Day following the date of the Commencement, which is referred in this prospectus as the “tranche purchase”, plus other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in the tranche purchase and regular purchases under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions”. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the Purchase Agreement, we previously issued to Lincoln Park 243,013 shares of common stock as a commitment fee and shall issue up to an additional 121,507 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at our discretion) the $20,000,000 aggregate commitment. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our stock then we would issue 304 additional commitment shares, which is the product of $50,000 (the amount we have elected to sell) divided by $20,000,000 (total amount we can sell Lincoln Park pursuant to the Purchase Agreement) multiplied by 121,507 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

As of October 4, 2018, there were 27,104,510 shares of our common stock outstanding, of which 20,191,578 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 6,730,526 shares of our common stock are being offered under this prospectus, which represents shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If all of the 6,730,526 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 20% of the total number of shares of our common stock outstanding and approximately 25% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 6,730,526 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of The NASDAQ Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 5,369,613 shares based on 26,861,497 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $1.6235, such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable NASDAQ rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable NASDAQ rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

The Offering

Shares of common stock offered by the selling shareholders

6,730,526 shares consisting:

•  243,013 commitment shares issued to Lincoln Park upon execution of the Purchase Agreement;

•  6,366,006 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus;

•  121,507 additional commitment shares issued pro rata to Lincoln Park, when and if, the Company sells shares under the Purchase Agreement

Shares of common stock outstanding before this offering	27,104,510 shares of common stock
Shares of common stock to be outstanding after giving effect to the issuance of 6,730,526 shares under the Purchase Agreement registered hereunder	33,835,036 shares of common stock
Use of proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”
Terms of this offering	The selling shareholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.
NASDAQ symbol	Our common stock is listed on the NASDAQ Capital Market under the symbol “MBRX”. There is no established public trading market for the warrants, and a market will likely never develop. The warrants are not and will not be listed for trading on the NASDAQ Capital Market, any other national securities exchange or other nationally recognized trading system.
Risk Factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” and other information incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.